Exhibit 23.1

MONTGOMERY COSCIA GREILICH LLP

Certified Public Accountants

2500 Dallas Parkway, Suite 300

Plano, Texas 75093

972.748.0300 p

972.748.0700 f

Thomas A. Montgomery, CPA	J. Brian Simpson, CPA
Matthew R. Coscia, CPA	Rene E. Balli, CPA
Paul E. Greilich, CPA	Erica D. Rogers, CPA
Jeanette A. Musacchio	Dustin W. Shaffer, CPA
James M. Lyngholm	Gary W. Boyd, CPA
Christopher C. Johnson, CPA	Michal L. Gayler, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Blue Calypso, Inc.

We consent to the use in this Registration Statement on Form S-1 of Blue Calypso, Inc. of (i) our audit report dated May 23, 2011, with respect to the consolidated balance sheets of Blue Calypso Holdings, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2010 and the period from September 11, 2009 (inception) to December 31, 2009 and for the period from September 11, 2009 (inception) to December 31, 2010 and (ii) our review report dated August 9, 2011, with respect to the consolidated balance sheet of Blue Calypso Holdings, Inc. and subsidiary as of June 30, 2011, the related consolidated statements of operations and cash flows for the three and six months ended June 30, 2011 and 2010 and for the period from September 11, 2009 (inception) to June 30, 2011 and the related statements of changes in stockholders’ equity (deficit) for the period from September 11, 2009 (inception) to June 30, 2011.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

November 8, 2011